Exhibit 99.1

Bridgeline Secures $1 Million Loan Under Paycheck Protection Program Provision of CARES Act

Woburn, Mass., April 21, 2020 (GLOBE NEWSWIRE) -- Bridgeline Digital, Inc. (NASDAQ:BLIN), a provider in cloud-based digital experience software announced that it accepted a $1 million loan under the Payroll Protection Program (“PPP”) (the “Loan”) contained within the new Coronavirus Aid, Relief, and Economic Security (“CARES”) Act signed into law by President Trump on March 27, 2020. The Loan was obtained from BNB Bank in New York. As a U.S. Small Business, Bridgeline qualifies for the PPP which is a forgivable loan designed to create economic stimulus by providing additional operating capital to small businesses in the United States.

The Loan has a fixed rate of one percent (1%) per annum over two years and up to 100% of the loan will be forgiven based on the amount of the funds used during first eight-week period following the loan origination date used towards payroll, rent, and certain other operating expenses. The forgiven amount is not included in taxable income.

“We are grateful to the Small Business Administration for creating and implementing this much-needed safety net in response to the COVID-19 pandemic. This loan gives us a cushion to support our workers in view of the uncertain duration of the pandemic. We expect to emerge from this crisis stronger than ever with healthy financials and a strong team,” said Ari Kahn, President and CEO of Bridgeline.

Mark Downey, Bridgeline’s Chief Financial Officer, said “I’d like to thank BNB Bank for its efficiency and customer service that resulted in Bridgeline receiving its PPP loan.” BNB Bank is a commercial bank serving Long Island and the greater New York metropolitan area, and known as a trusted financial partner to businesses capable of making fast, local decisions.

About Bridgeline Digital

Bridgeline Digital, The Digital Engagement Company™, helps customers maximize the performance of their omni-channel digital experience - from websites and intranets to online stores and campaigns. Bridgeline's Unbound platform deeply integrates Web Content Management, eCommerce, Marketing Automation, Site Search, Community Portals, Social Media Management, Translation and Web Analytics to help organizations deliver digital experiences that attract, engage, nurture and convert their customers across all channels and streamline business operations. Headquartered in Woburn, Mass., Bridgeline has thousands of quality customers that range from small- and medium-sized organizations to Fortune 1000 companies. To learn more, please visit www.bridgeline.com or call (800) 603-9936.

Contact:

Mark G. Downey

Chief Financial Officer & Treasurer

Bridgeline Digital, Inc.

mdowney@bridgeline.com